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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


National Interstate Insurance Company

National Interstate Insurance Agency, Inc.

Safety Claims and Litigation Services, Inc.

Hudson Indemnity, Ltd.

Explorer RV Insurance Agency, Inc.

American Highways Insurance Agency, Inc.

National Interstate Insurance Company of Hawaii, Inc. (indirect)